EXHIBIT 8.1

[Arnold & Porter LLP Letterhead]

March 31, 2010

Macquarie CNL Global Income Trust, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as special tax counsel to Macquarie CNL Global Income Trust, Inc. (the “Company”), a Maryland corporation, in connection with the Company’s offering (the “Offering”) of shares of its common stock pursuant to the Registration Statement on Form S-11 (Registration No. 333-158478) filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and the prospectus included therewith, each as amended through the date hereof. As a part of our representation, you have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In connection with our opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the Articles of Incorporation of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland;

(3)	the form of the Company’s Articles of Amendment and Restatement, as filed as an exhibit to the Registration Statement (the “Amended and Restated Articles”);

(4)	the Company’s bylaws, as filed as an exhibit to the Registration Statement (the “Bylaws”);

(5)	the Limited Partnership Agreement of Macquarie CNL Income, LP (the “Operating Partnership”);

Macquarie CNL Global Income Trust, Inc.

March 31, 2010

(6)	a certificate from the Company, dated as of the date hereof, setting forth certain factual representations relating to the organization and proposed operation of the Company, the Operating Partnership and their respective subsidiaries; and

(7)	such other documents, certificates and records provided to us by the Company which we have deemed necessary or appropriate as a basis for the opinions set forth herein.

For the purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with the Company’s consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions

Macquarie CNL Global Income Trust, Inc.

March 31, 2010

of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, these opinions are based on the assumption that the Company, the Operating Partnership and their respective subsidiaries will each be operating in the manner described in the Amended and Restated Articles, the Bylaws and the Operating Partnership’s Limited Partnership Agreement, as applicable, and the other organizational documents of each such entity and their subsidiaries and that all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that all statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a real estate investment trust under the Code (a “REIT”) depends upon the Company’s ability to satisfy the various qualification tests imposed under the Code, including tests based upon actual annual operating results, distribution levels and diversity of share ownership. We do not undertake to monitor whether the Company actually will satisfy such qualification tests. Accordingly, no assurance can be given that the actual results of the operations of the Company for one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with the Company’s taxable year ending December 31, 2010, and the Company’s proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT beginning with the Company’s taxable year ending December 31, 2010; and

(ii)	the discussion in the Registration Statement, under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinion. Other than as

Macquarie CNL Global Income Trust, Inc.

March 31, 2010

expressly stated above, we express no opinion on any issue relating to the Company or the Operating Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the discussion in the Registration Statement under the heading “Federal Income Tax Considerations.” We assume no obligation to advise the Company of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter from time to time. The Company should be aware that an opinion of counsel only represents counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurances can be given that a contrary position may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Arnold & Porter LLP in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission.

Sincerely,

ARNOLD & PORTER LLP

/s/ Joseph G. Howe III